SCHEDULE 1

TO THE

CLASS ACTION SERVICES AGREEMENT BETWEEN SIX CIRCLES TRUSTAND

BROWN BROTHERS HARRIMAN & CO. DATED JUNE 1, 2018

ACCOUNTS

UPDATED AS OF DECEMBER 1, 2018

Custody Account	Account Short Title
6074074	Six Circles Ultra Short Duration Fund
6074116	Six Circles Tax Aware Ultra Short Duration Fund
6074041	Six Circles U.S. Unconstrained Equity Fund
6074173	Six Circles International Unconstrained Equity Fund
6081160	Six Circles Managed Equity Portfolio U.S. Unconstrained Fund
6081343	Six Circles Managed Equity Portfolio International Unconstrained Fund

SIX CIRCLES TRUST		BROWN BROTHERS HARRIMAN & CO.

By:	/s/ Mary Savino	By:	/s/ Eruch A. Mody
Name: Mary Savino		Name: Eruch A. Mody
Title: President		Title: Senior Vice President